Exhibit 4.40

CONFORMED COPY

ACCOUNTS AGREEMENT

DATED 30 SEPTEMBER, 2004

Between

EGGBOROUGH POWER LIMITED

as Borrower

and

BARCLAYS BANK PLC

as Account Bank

and

BARCLAYS BANK PLC

as Agent

ALLEN & OVERY LLP

LONDON

THIS AGREEMENT is dated 30 September, 2004 and is made BETWEEN:

(1)	EGGBOROUGH POWER LIMITED (the Borrower);

(2)	BARCLAYS BANK PLC (in this capacity the Account Bank); and

(3)	BARCLAYS BANK PLC (in this capacity the Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Accounts means the Project Accounts, the Asset Option Account and the Revenue Account.

Asset Option Account means the account opened by the Account Bank entitled “Asset Option Account” with the account number as set out in Part 2 of Schedule 1.

Authorised Investment has the meaning given to Cash Equivalents in the New Bonds Terms and Conditions;

Authorised Investment Account means the account opened by the Account Bank entitled “Authorised Investment Account” with the account number as set out in Part 1 of Schedule 1.

Credit Agreement means the credit agreement originally dated 13th July, 2000, as amended and/or restated on 8th September, 2000, 24th October, 2000, 12th December, 2000, 5th February, 2001 and on or about the date of this Agreement, between, among others, the Borrower and the Agent and under which a loan of £150,000,000 is made available to the Borrower;

CTA Bond Account means the account opened by the Account Bank entitled “CTA Bond Account” with the account number as set out in Part 1 of Schedule 1.

CTA Bonds means the £150,000,000 7% fixed rate guaranteed bonds due 2005-2022 issued by the Issuer on or about the date of this Agreement as represented by the CTA Global Bond Certificate.

CTA Global Bond Certificate means the certificate issued in respect of the CTA Bonds by the Issuer on or about the date of this Agreement.

Enforcement Event has the meaning given to it in the Intercreditor Deed.

Escrow Account means the account opened in accordance with the terms of the Asset Option Agreement by the Borrower entitled “Escrow Account”.

Escrow Agent has the meaning given to it in the Asset Option Agreement.

Income means any interest, dividends or other income arising from or in respect of an Authorised Investment.

Insurance Proceeds Account means the account opened by the Account Bank entitled “Insurance Proceeds Account” with the account number as set out in Part 1 of Schedule 1.

Insurance Proceeds means all Insurance Proceeds which are required to be paid into the Insurance Proceeds Account under the Insurance Arrangements.

Investment Proceeds means:

(a)	any net proceeds received by the Account Bank upon disposal or realisation; or

(b)	any sum received by the Account Bank upon maturity,

in respect of an Authorised Investment, but excluding all Income.

New Bonds Terms and Conditions means the terms and conditions of the £700,000,000 7% fixed rate guaranteed bonds due 2005-2022 (which include the CTA Bonds) issued on or about the date of this Agreement by the Issuer.

Operating Account means the account opened by the Account Bank entitled “Operating Account” with the account number as set out in Part 1 of Schedule 1.

Operating and Maintenance Costs has the meaning given to it in the Capacity and Tolling Agreement.

Project Accounts means:

(a)	the Operating Account;

(b)	the Insurance Proceeds Account;

(c)	the CTA Bond Account; and

(d)	the Authorised Investment Account.

Revenue Account means the account opened by the Account Bank entitled “Revenue Account” with the account number as set out in Part 2 of Schedule 1.

Revenue Agreements has the meaning given to it in the Credit Agreement.

Scheduled Capital Investment Works has the meaning given to it in the Capacity and Tolling Agreement.

Security Period has the meaning given to it in the Debentures.

1.2	Interpretation

Save as expressly defined herein, capitalised terms defined in the Credit Agreement shall have the same meanings in this Agreement as in the Credit Agreement.

****	indicates material omitted and filed separately with the Commission.

1.3	Construction

(a)	Clause 1.2 (Construction) of the Credit Agreement shall apply to this Agreement (mutatis mutandis) as if the same had been set out in full herein.

(b)	Notwithstanding paragraph (a) above, references to the Capacity and Tolling Agreement and the Eggborough Contracts means those agreements as at the Restructuring Date unless any subsequent amendments to such agreements have been agreed to by the Agent.

(c)	The provisions of this Agreement shall only become effective upon the occurrence of the Restatement Date.

1.4	Accounts

(a)	A reference to a bank account includes each sub or ledger account of that account and any replacement account.

(b)	Unless the contrary intention appears, the Permitted Account “concerned with” an Authorised Investment is the Permitted Account from which amounts were invested in that Authorised Investment.

1.5	Contracts (Rights of Third Parties) Act 1999

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of any Finance Document, the consent of any Third Party is not required for any variation (including any release or compromise of any liability under) or termination of the Finance Document.

2.	GENERAL

2.1	General

(a)	The Borrower will, subject to subparagraph (h), throughout the Security Period maintain the Accounts in its name at the London Branch of the Account Bank.

(b)	Save with the consent of the Agent, the Borrower shall not open or maintain any bank, deposit, savings or other account except for the Accounts or any bank, deposit, savings or other account on which collateral or other credit support is held pursuant to the Industry Documents or the Gale Common Escrow Agreement. The Agent shall promptly notify the Borrower and the Account Bank if it gives its consent under this subparagraph (b) (such consent not to be unreasonably withheld).

(c)	Each Project Account will be a separate account at the Account Bank.

(d)	None of the restrictions contained in this Agreement on the withdrawal of funds from Project Accounts shall affect the obligations of the Borrower to make all payments required to be made to the Finance Parties on the due date for payment thereof in accordance with the Finance Documents.

****	indicates material omitted and filed separately with the Commission.

(e)	The detailed operating procedures for the Project Accounts (including further detail regarding the calculation of interest payable on Project Accounts) shall be agreed (with the consent of the Agent, such consent not to be unreasonably withheld or delayed) from time to time between the Borrower and the Account Bank but, in the event of any inconsistency between this Agreement and those procedures, this Agreement shall prevail.

(f)	The Borrower shall pay to the Account Bank such transaction charges and other fees as the Borrower and the Account Bank, both acting reasonably, may from time to time agree. The Borrower will consider in good faith proposals put forward by the Account Bank regarding such transaction charges and fees.

(g)	The Account Bank shall not be obliged to make available to the Borrower any sum which it is expecting to receive for the account of the Borrower until it has been able to establish that it has received that sum.

(h)	Save as may be otherwise agreed between the Borrower and the Account Bank, the Borrower will close the Project Accounts at the expiry of the Security Period and the Agent will then instruct the Account Bank to transfer any credit balances thereon to the order of the Borrower or to such account(s) as the Borrower may designate. The Account Bank will be bound to comply with any such instructions.

(i)	Notwithstanding paragraph (h) above, the Borrower may close the Operating Account and the Revenue Account at any time after the termination of the Capacity and Tolling Agreement in accordance with its terms on 31st March, 2010.

(j)	If, after the date referred to in paragraph (i) above, the Borrower continues to own and operate the Station, it is permitted to open new accounts with the Account Bank to the extent required by a Reasonable and Prudent Operator.

2.2	Notice of charge

(a)	The Borrower hereby gives notice to the Account Bank of:

(i)	the charge by the Borrower to the Security Trustee (under the Debentures) of all its rights, title and interest to all sums in cash and to any and all negotiable instruments and payment orders deposited from time to time in the Project Accounts, the Asset Option Account and the Revenue Account and any and all Authorised Investments and any bank account containing or representing Authorised Investments (together the Account Assets); and

(ii)	the assignment by the Borrower to EPHL (under the Second Security Assignment) of all its rights, title and interest to all sums in cash and to any and all negotiable instruments and payment orders deposited from time to time in the Asset Option Account, and, in each case, the Account Bank acknowledges the same.

(b)	The Account Bank confirms to the Agent that it has not received notice of any other Security Interest in, or any assignment of, the Account Assets granted by the Borrower to any third party (other than under the Existing Debenture).

****	indicates material omitted and filed separately with the Commission.

3.	OPERATING ACCOUNT

3.1	The Borrower shall procure that all amounts received by it from BET under the Capacity and Tolling Agreement are paid into the Operating Account forthwith on receipt of the same (provided that nothing in this subparagraph shall prevent BET from settling Operating and Maintenance Costs and/or Project Taxes with the relevant counterparty directly for and on behalf of EPL).

3.2	Subject to Clause 11 (Authorised Investments), the Borrower may only withdraw amounts standing to the credit of the Operating Account, which were paid in accordance with Clause 3.1, to make payments in respect of the following:

(a)	Operating and Maintenance Costs;

(b)	any Project Taxes; and

(c)	to meet the cost of Scheduled Capital Investment Works,

in each case, as and when such amounts become due and payable.

3.3	The payment of Distributions is only permitted out of the Operating Account and, in each case, in accordance with the terms of the Finance Documents which include, without limitation, any applicable restrictions on Distributions set out in Clause 15.26 (Distributions) of the Credit Agreement.

4.	INSURANCE PROCEEDS ACCOUNT

4.1	Subject to subparagraph 4.2 below and the terms of the Credit Agreement, the Borrower and the Agent shall each procure that all amounts received by it or to its order with respect to Insurance Proceeds (other than any Insurance Proceeds relating to third party liability received by the Borrower) are paid into the Insurance Proceeds Account immediately on receipt by it or on its behalf.

4.2	The Borrower shall apply the Insurance Proceeds in accordance with the terms of the Credit Agreement.

5.	CTA BOND ACCOUNT

5.1	The Borrower will procure that all amounts received by it under the Trust Deed or otherwise with respect to the CTA Bonds are paid into the CTA Bond Account forthwith on receipt of the same.

5.2	The Borrower may only withdraw amounts standing to the credit of the CTA Bond Account to meet the interest payments, Repayment Instalments and any other amounts due from the Borrower under the Amended Credit Agreement.

5.3	Unless the Agent (acting on the instructions of the Majority Banks (acting reasonably)) agrees, amounts standing to the credit of the CTA Bond Account shall not be withdrawn from the CTA Bond Account except in accordance with Clause 5.2.

5.4	For the avoidance of doubt, no amount shall be paid from the CTA Bond Account to the Authorised Investment Account.

****	indicates material omitted and filed separately with the Commission.

6.	ASSET OPTION ACCOUNT

6.1	The Borrower shall procure that all amounts received by it and for its account under the Asset Option Agreement (including any payments made by the Escrow Agent from the Escrow Account) are paid into the Asset Option Account forthwith on receipt of the same.

6.2	Immediately upon receipt of any monies into the Asset Option Account, the Borrower will withdraw an amount equal to the amount received and apply such monies in prepayment of the Second Intercompany Loan Agreement.

6.3	For the avoidance of doubt, no amount shall be paid from the Asset Option Account to the Authorised Investment Account.

7.	REVENUE ACCOUNT

7.1	The Borrower shall procure that amounts received by it which are required to be paid to BET pursuant to the Capacity and Tolling Agreement, are paid:

(a)	directly to BET in accordance with the Capacity and Tolling Agreement; or

(b)	to the Revenue Account,

in each case, promptly on receipt of the same.

7.2	The Borrower may only withdraw amounts from the Revenue Account:

(a)	to make payments under the Capacity and Tolling Agreement provided that:

(i)	such payment is due and payable pursuant to the Capacity and Tolling Agreement;

(ii)	an amount equal to the payment required under the Capacity and Tolling Agreement is standing to the credit of the Revenue Account; and

(iii)	the payment is permitted pursuant to the terms of the Credit Agreement; and

(b)	before any payment is due pursuant to the Capacity and Tolling Agreement, to invest such moneys in Authorised Investments provided that any Investment Proceeds or Income arising from such Authorised Investments, shall be paid to BET at such time as the payment is due under the Capacity and Tolling Agreement.

8.	AUTHORISED INVESTMENT ACCOUNT

8.1	The Borrower may procure that amounts standing to the credit of the Operating Account, the Insurance Proceeds Account and the Revenue Account (the Permitted Accounts) are paid to the Authorised Investment Account for the purposes of investing from time to time in Authorised Investments in accordance with Clause 11.

8.2	The Borrower may only, subject to clause 8.3, withdraw amounts standing to the credit of the Authorised Investment Account for the purposes of:

(a)	investing (or re-investing) from time to time in Authorised Investments in accordance with Clause 11;

****	indicates material omitted and filed separately with the Commission.

(b)	making a payment of Investment Proceeds into the Permitted Account deemed to be concerned with any such Authorised Investment;

(c)	making a payment of Income into the Permitted Account from which the investment was made.

8.3	Where any amount to be paid from the Authorised Investment Account to a Permitted Account would not, following such payment, be capable of being withdrawn from that Account to meet a permitted purpose under this Agreement that amount may instead by paid into the Operating Account.

9.	WITHDRAWALS

9.1	Permitted Withdrawals - General

(a)	No payments to, or withdrawals from, any Project Account shall be made except as expressly permitted by this Agreement or with the approval of the Majority Banks.

(b)	All amounts withdrawn from any Project Account by the Borrower for application in or towards making a specific payment or meeting a specific liability shall be applied in or towards making that payment or meeting that liability and for no other purpose.

(c)	Subparagraph (a) above shall not prevent withdrawals from, payments to or transfers to the Authorised Investment Account for the purpose of making an Authorised Investment in accordance with Clause 11 (Authorised Investments).

(d)	No withdrawal shall be made from any Account to the extent that such Account would become overdrawn as a result.

9.2	Withdrawal procedures

(a)	Subject to subparagraph (b), all requests for withdrawals from a Project Account (save in the case of a withdrawal for the purposes of making an Authorised Investment) shall be made in writing or in accordance with the terms of its mandate with the Account Bank.

(b)	On the date of each withdrawal made by the Borrower from a Project Account, the Borrower shall be deemed to represent and warrant that:

(i)	no Default would occur as a result of the withdrawal; and

(ii)	in addition, in the case of a proposed withdrawal from the Operating Account or the Insurance Proceeds Account to meet a permitted payment, that such permitted payment has either become due and payable or will become due and payable within 30 days after the proposed date for withdrawal.

****	indicates material omitted and filed separately with the Commission.

9.3	Withdrawals During a Default

Notwithstanding the foregoing provisions of this Clause 9:

(a)	on and at any time after the occurrence of an Event of Default which is continuing, the Account Bank, if directed by the Agent acting on the instructions of the Majority Banks, must not pay any moneys from any Project Account.

(b)	the Borrower may not withdraw (and the Agent shall not be obliged to require the Account Bank to pay) any moneys from any Project Account following receipt by the Account Bank of a notice from the Agent pursuant to Clause 18.1 (Acceleration) of the Credit Agreement; and

(c)	the Account Bank and the Borrower acknowledge that:

(i)	upon any enforcement of its security over the Project Accounts, the Security Trustee shall be entitled to require the Account Bank to pay any monies standing to the credit of the Project Accounts and the Revenue Account to the Security Trustee for application in accordance with the Intercreditor Agreement; and

(ii)	upon any enforcement of its security over the Asset Option Account, EPHL shall be entitled to require the Account Bank to pay any monies standing to the credit of the Asset Option Account to EPHL.

10.	ACCESS TO BOOKS AND RECORDS; AUDIT RIGHTS

10.1	The Borrower irrevocably grants the Agent and any of its appointed representatives reasonable access to review the books and records of the Project Accounts. The Borrower authorises, and will authorise, the Account Bank to give the Agent unrestricted access to review such books and records held by the Account Bank. The Agent may disclose to any Bank any information which it has acquired as a result of any such review.

10.2	The Borrower irrevocably requests the Account Bank to provide quarterly a full statement to the Agent and the Borrower of all payments into or from the Project Accounts and the Agent may (if it reasonably determines that a material discrepancy may exist) arrange for a review of such statements to be carried out against the management accounts of the Borrower provided by the Borrower pursuant to Clause 15.2(c) of the Credit Agreement.

10.3	Any disclosure of information pursuant to this Clause 10 is subject to the terms of any confidentiality agreements from time to time in force between the Borrower and the Agent.

11.	AUTHORISED INVESTMENTS

11.1	Power of Investment

The Borrower may require, subject as provided in this Agreement, that such part of the amounts standing to the credit of the Authorised Investment Account as may be prudent shall be invested from time to time in Authorised Investments in accordance with this Clause 11.

****	indicates material omitted and filed separately with the Commission.

11.2	Procedure for Investment

(a)	All Authorised Investments will be made on behalf of the Borrower by the Account Bank on terms which are, in all material respects, no less favourable than the terms on which such investments are made for customers of the Account Bank of similar standing to the Borrower and will be made in the name of the Account Bank.

(b)	The Borrower will at all times procure that there are maintained a prudent range of Authorised Investments (and will, if so requested by the Agent, demonstrate the same to its reasonable satisfaction) and will match the maturities of the Authorised Investments made out of moneys standing to the credit of the Authorised Investment Account, having regard to the availability of Authorised Investments which are readily marketable, and shall exercise its rights under Clause 11.4(b) or (at its option) liquidate (or procure that there are liquidated) Authorised Investments to the extent necessary for the purposes of payment of any amount due under the Documents. Insofar as it is possible in respect of each Authorised Investment, the Borrower shall specify that the Investment Proceeds from each such Authorised Investment are to be paid to the Authorised Investment Account.

(c)	All documents of title or other documentary evidence of ownership with respect to Authorised Investments made out of the Authorised Investment Account will be held in the possession of the Account Bank and, if any such document or other evidence comes into the possession or control of the Borrower, it shall procure that the same is delivered immediately to the Account Bank.

(d)	The Borrower may, from time to time, by notice in writing signed by a duly authorised signatory of the Borrower to the Account Bank or in accordance with the terms of its mandate with the Account Bank:

(i)	require the Account Bank to apply an amount in the Authorised Investment Account in the purchase of, or subscription for, an Authorised Investment as may be specified by it in the notice; or

(ii)	require the Account Bank to dispose of, realise or otherwise deal with an Authorised Investment as specified in the notice,

and the Account Bank shall be bound forthwith, to the extent it is within the Account Bank’s power so to do, to obtain, dispose of, realise or otherwise deal with that Authorised Investment as required in the relevant notice. In so doing the Account Bank shall act for the Borrower on an execution only basis and may assume that the Borrower is not relying on the Account Bank to exercise any judgment or give any advice to the Borrower as to the merits of or the suitability of the relevant transaction.

(e)	For the avoidance of doubt, the Account Bank shall not make any Authorised Investments without the consent of the Borrower.

11.3	Realisations

(a)	Whenever the Account Bank receives any Investment Proceeds or Income, the Account Bank shall:

****	indicates material omitted and filed separately with the Commission.

(i)	in the case of Investment Proceeds, apply the Investment Proceeds by either:

(A)	reinvesting them in further Authorised Investments nominated by the Borrower; or

(B)	paying them into the Authorised Investment Account,

whichever the Borrower directs; and

(ii)	in the case of Income, pay the same into the [Operating/Revenue] Account or, if the Authorised Investment from which the Income derives is to be retained after the Income is received and the Borrower so requests, reinvest the same in that Authorised Investment.

(b)	The Account Bank agrees that, immediately upon receiving notice from the Agent pursuant to Clause 18.1 (Acceleration) of the Credit Agreement, it will (so far as may be within its power and save to the extent that such notice requires otherwise) take such steps as may be specified in that notice to sell or otherwise realise the specified Authorised Investments and shall pay the Investment Proceeds received by it to the Security Trustee for application in accordance with the Intercreditor Agreement.

11.4	Non-qualifying criteria

(a)	The maximum aggregate amount of Authorised Investments (other than Treasury bills, Treasury bonds and Treasury CLIPS) with any one institution (other than the Account Bank) will be ************

(b)	If any Authorised Investment ceases to be an Authorised Investment, the Borrower will as soon as reasonably practicable after becoming aware thereof procure that the relevant investment is replaced by an Authorised Investment or by cash, provided that this Clause 11.4 will not oblige the Borrower to liquidate any investment earlier than its normal maturity date unless the Agent reasonably requests the Borrower, giving its reasons, to do so.

11.5	Project Accounts include Authorised Investments

(a)	Any reference in any Finance Document to the balance standing to the credit of one of the Permitted Accounts will be deemed to include a reference to the Authorised Investments in which all or part of such balance is, following the transfer of such amounts from such Permitted Account to the Authorised Investment Account, for the time being invested. In the event of any dispute as to the value of any Authorised Investment for the purpose of determining the amount deemed to be standing to the credit of a Permitted Account pursuant to this Clause 11.5, that value shall be determined in good faith by the Account Bank in conjunction with the Agent. If the Borrower so requests, the Account Bank will give the Borrower details of the basis and method of that determination.

(b)	The Borrower may, by notice in writing to the Account Bank, deem an Authorised Investment to be concerned with a different Permitted Account so as to transfer Authorised Investments between Permitted Accounts, provided that an amount equal to the value of the transferred Authorised Investment is transferred between the Permitted Accounts concerned so that the aggregate amount standing to the credit of each Permitted Account remains the same. For the avoidance of doubt, any amount transferred pursuant to this subparagraph (b) may consist of a cash balance or any number of Authorised Investments.

****	indicates material omitted and filed separately with the Commission.

11.6	Information

Not later than 5 Business Days after the end of each calendar month commencing with the month in which an Authorised Investment is first made on behalf of the Borrower, the Account Bank will deliver to the Agent and the Borrower a schedule of the investments made, realised or liquidated during that month in respect of the Authorised Investment Account, in such detail as the Agent and the Borrower may reasonably require. The Agent shall be entitled to require the liquidation of any investment which appears to it not to be an Authorised Investment forthwith upon notice to that effect being given by the Agent to the Borrower and the Account Bank.

11.7	Protections to Account Bank

The Account Bank will use reasonable endeavours to comply with the Borrower’s instructions concerning Authorised Investments but will not be responsible for any loss in so doing and will have no obligation to investigate or monitor the terms of this Clause 11.

12.	INDEMNITY

12.1	The Borrower shall at all times indemnify and keep indemnified the Account Bank fully and effectually from and against all liabilities and reasonable costs and expenses which the Account Bank may incur by reason of it acting as Account Bank and by reason of the acquisition, holding, disposal or realisation of any Authorised Investment (other than by reason of negligence or default by the Account Bank).

12.2	Any officer, employee or agent of the Account Bank may rely on this Clause 12 and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

13.	MISCELLANEOUS

13.1	Waiver of rights by the Borrower

Save as provided in this Agreement, the Borrower agrees with the Agent and the Account Bank not to exercise any right which it may have under any applicable law (and the Account Bank agrees with the Agent to notify the Agent upon any purported exercise thereof) to direct the Account Bank to transfer any amount standing to the credit of a Project Account to the Borrower or to its order or to direct the Account Bank to transfer any Authorised Investment to the Borrower or to its order.

13.2	Waiver of rights by the Account Bank

The Account Bank acknowledges that:

(a)	each Project Account and Authorised Investment is or may be the subject of security in favour of the Finance Parties collectively;

(b)	the Asset Option Account is or may be the subject of security in favour of EPHL; and

****	indicates material omitted and filed separately with the Commission.

(c)	the Revenue Account is or may be the subject of security in favour of BET,

and acknowledges that it is not entitled to, and undertakes not to claim or exercise any lien, right of set-off, combination of accounts or other right, remedy or security with respect to moneys standing to the credit of any Account or, in the course of being credited to it, any Income or any Investment Proceeds.

13.3	No duty to enquire

(a)	The Account Bank shall not be under any obligation to enquire as to the purpose of any withdrawal from a Project Account. The Account Bank shall notify the Agent promptly if it becomes aware of the occurrence of a Default.

(b)	Notwithstanding any other provision of this Agreement, the Account Bank shall not be required to act in a manner inconsistent with the Finance Documents.

13.4	Change of Account Bank

(a)	In respect of any Project Account, the Account Bank may be changed (with the agreement of the Borrower) to another bank or financial institution if the Agent so requires provided that the consent of the Borrower is not required where either:

(i)	the Account Bank has failed to perform any of its material obligations under this Agreement; or

(ii)	the Account Bank has acted in a manner (other than as provided for in this Agreement) prejudicial to the Security Trustee’s Security Interest over the Project Accounts.

(b)	A change only becomes effective upon the proposed new Account Bank agreeing with the Agent and the Borrower, in a manner satisfactory to the Agent, to fulfil the role of the Account Bank under, and in accordance with the terms of, this Agreement.

(c)	In the event of a change of Account Bank, the amount (if any) standing to the credit of the Project Accounts maintained with the old Account Bank shall be transferred to the corresponding Project Accounts maintained with the new Account Bank forthwith upon the appointment taking effect. The Borrower shall take any action which the Agent may require to facilitate a change of Account Bank and any transfer of credit balances (including the execution of bank mandate forms).

(d)	The Borrower shall do all such things as the Agent may reasonably request to grant and/or perfect the Security Trustee’s security over such new Project Accounts.

14.	SEGREGATION

The Account Bank shall at all times ensure that investments held by it pursuant to this Agreement are segregated from all other investments.

****	indicates material omitted and filed separately with the Commission.

15.	NOTICES

15.1	Giving of notices

All notices, approvals, consents or other communications under or in connection with this Agreement will be given in writing or fax, except for payment instructions which will be given in writing. Any such notice will be deemed to be given as follows:

(a)	if in writing, when delivered; and

(b)	if by facsimile, when received provided that such facsimile is confirmed in writing within three Business Days of such receipt.

However, a notice given in accordance with the above but received on a non-working day (or after business hours) in the place of receipt will only be deemed to be given on the next working day in that place.

15.2	Addresses for notices

The address and fax number of each party for all notices under or in connection with this Agreement are those notified from time to time by that party for the purposes of the Credit Agreement to the Agent (or, in the case of the Agent, by it to the other Parties) and, in the case of the Account Bank shall be:

Attn:	************
Address:	************************************************************
Tel:	************
Fax:	************

16.	GOVERNING LAW

This Agreement is governed by English Law.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

****	indicates material omitted and filed separately with the Commission.

SCHEDULE 1

PART 1

PROJECT ACCOUNTS

Project Account	Account No.

Operating Account	****************

Insurance Proceeds Account	****************

Authorised Investment Account	****************

CTA Bond Account	To be opened within 10 Business Days of the date of this Agreement

PART 2

OTHER ACCOUNTS

	Account	Account No.

1.	Asset Option Account	To be opened within 10 Business Days of the date of this Agreement

	Revenue Account	*****************

****	indicates material omitted and filed separately with the Commission.

SIGNATORIES

Borrower

EGGBOROUGH POWER LIMITED

By:	Robert Armour

Account Bank

BARCLAYS BANK PLC

By:	Simon Deaves

The Agent

BARCLAYS BANK PLC

By:	Simon Deaves

****	indicates material omitted and filed separately with the Commission.